EXHIBIT 11

6225 Smith Avenue Baltimore, Maryland 21209-3600 www.piperrudnick.com PHONE (410) 580-3000 FAX (410) 580-3001

May 23, 2000

Merrill Lynch Global Utility Fund, Inc. 800 Scudders Mill Road Plainsboro, New Jersey 08536

Re:	Agreement and Plan of Reorganization

Ladies and Gentlemen:

We have acted as special Maryland counsel to Merrill Lynch Global Utility Fund, Inc., a Maryland corporation (the “Fund”), in connection with the proposed acquisition by the Fund of substantially all of the assets and the assumption by the Fund of substantially all of the liabilities of Merrill Lynch Utility Income Fund, Inc., a Maryland corporation (“UIF”), in exchange for newly issued shares of the Fund’s Class A Common Stock, par value $.10 per share, Class B Common Stock, par value of $.10 per share, Class C Common Stock, par value $.10 per share and Class D Common Stock, par value $.10 per share (collectively, the “Shares”) pursuant to an Agreement and Plan of Reorganization by and between the Fund and UIF. This opinion is furnished in connection with the Fund’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended, (File No. 333-34838) (the “Registration Statement”) relating to the Shares, which will be issued to UIF pursuant to the Plan.

In our capacity as special Maryland counsel to the Fund, we have examined originals or photographic copies, certified or otherwise identified to our satisfaction, of the following materials:

(i) the Charter of the Fund (the “Charter”) certified as of a recent date by the Maryland State Department of Assessments and Taxation (the “SDAT”);

(ii) the By-laws of the Fund;

(iii) the form of Agreement and Plan of Reorganization by and between the Fund and UIF attached to the Registration Statement as Exhibit I;

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(iv) the Registration Statement and the Prospectus/Proxy Statement contained in the Registration Statement;

(v) the resolutions of the Board of Directors of the Fund relating to the authorization of (a) the issuance of the Shares, (b) the Registration Statement and the transactions contemplated thereby and (c) the Plan and the transactions contemplated thereby;

(vi) a short form Good Standing Certificate for the Fund, dated as of a recent date, issued by the SDAT;

(vii) a Certificate of Secretary of the Fund, dated as of the date hereof, as to certain factual matters (the “Certificate”); and

(viii) such other documents, certificates, instruments, laws and matters as we have deemed necessary in order to render the opinion expressed herein.

In such examination we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and the accuracy and completeness of all public records reviewed by us. In making our examination of documents executed by parties other than the Fund, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and we have also assumed the due authorization by all requisite action, corporate or other, the valid execution and delivery by such parties of such documents and the validity, binding effect, and enforceability thereof with respect to such parties. As to factual matters, we have relied on the Certificate and have not independently verified the matters stated therein.

Based upon the foregoing, having regard for such legal considerations as we deem relevant, and limited in all respects to applicable Maryland law, we are of the opinion and advise you that the Shares to be issued as contemplated in the Plan have been, duly authorized, and, subject to the receipt by the Fund of consideration for each Share equal to the net asset value per share of capital stock of the Fund outstanding at the time of issuance of such Share, when issued pursuant to the Plan and in the manner referred to in the Registration Statement and in the Plan, will constitute validly issued shares, fully paid and nonassessable, under the laws of the State of Maryland.

In addition to the qualifications set forth above, this opinion is subject to the qualification that we express no opinion as to the laws of any jurisdiction other than the

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State of Maryland. We have assumed, for purposes of rendering this opinion, that the issuance of the Shares will not cause the Fund to issue shares of any class in excess of the number of shares of such class authorized by the Charter. This opinion is limited to the laws of the State of Maryland, exclusive of the securities or “blue sky” laws of the State of Maryland. This opinion is rendered as of the date hereof. We assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or changes in the law which may hereafter occur. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated. To the extent that any documents referred to herein are governed by the law of a jurisdiction other than Maryland, we have assumed that the laws of such jurisdiction are the same as the laws of the State of Maryland.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 11 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

Very truly yours,

/s/ Piper Marbury Rudnick & Wolfe LLP